GrowGeneration Reports Second Quarter 2023 Financial Results

Net Revenue of $63.9 million Represents a 12% Sequential Improvement from Prior Quarter

Net Loss of $5.7 million and Non-GAAP Adjusted EBITDA(1) Profit of $0.9 million, Driven by Sequentially Stronger Sales

DENVER, August 8, 2023 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers in the United States with 62 stores across 18 states, today reported financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights
•Net sales increased 12% quarter-over-quarter to $63.9 million
•Comparable store sales decreased 15.1% to the prior year
•Gross profit margin of 26.8%, decrease of 1.7% to the prior year
•Net loss of $5.7 million and Adjusted EBITDA(1) gain of $0.9 million
•Year-to-date cash flow provided by operations of $7.4 million
•Cash, cash equivalents, and marketable securities of $70.6 million
•Changing full-year 2023 guidance for revenue to be $220 million to $225 million and Adjusted EBITDA(1) to be a loss of $4 million to $6 million

Darren Lampert, GrowGeneration’s Co-Founder and Chief Executive Officer, stated, “I am pleased with our performance and results in the quarter. GrowGen is proud to share that we generated net revenue of $63.9 million, which is a 12% improvement to the first quarter. Further, the company is reporting positive Adjusted EBITDA(1) of $0.9 million, consistent with the expectations that we previously communicated. The improvements in revenue and Adjusted EBITDA are a testament to our team’s work over the previous few quarters in right-sizing the business and focusing on profitable growth. Additionally, I am excited to announce that we have officially rolled-out our new ERP system during the third quarter. This represents a tremendous milestone for GrowGen, benefiting our forward looking cost structure and improving customer experience as we continue to optimize the system over the coming several quarters. We completed three M&A transactions at desirable valuations in the second quarter and will continue to execute upon the right opportunities to sustainably grow our business.”

Lampert continued, “While I am encouraged by our results in the first-half of the year, it is no secret that the cannabis market landscape remains challenged, and these challenges are flowing through to ancillary businesses like GrowGen. The industry continues to face headwinds as it relates to capital availability and investment, as well as legislative efforts. Given the softer than anticipated industry outlook for the back-half of the year, we are changing our guidance to better align with that reality. GrowGen remains in a strong financial position to continue investing for growth while putting profitability at the forefront, all while positioning ourselves as a stronger, nimbler, and more efficient organization.”

Second Quarter 2023 Consolidated Results

Revenues declined $7.2 million, or 10.1%, to $63.9 million for the quarter ended June 30, 2023, compared to $71.1 million for the quarter ended June 30, 2022. The decrease in net revenue was primarily attributed to a decline in same-store sales of 15.1% at 56 retail locations, offset partially by an increase in revenue from our distribution and other segment. Overall retail sales were $46.9 million in the second quarter, compared to $55.4 million for the same period last year.

E-commerce revenue was $3.7 million in the second quarter, compared to $3.7 million for the same period last year.

Revenue from non-retail operations, including distributed brands and MMI, was $13.3 million in the second quarter of 2023, compared to $12.0 million in the same quarter last year.

Gross profit was $17.1 million for the second quarter of 2023, compared to $20.2 million for the second quarter of 2022. Gross profit margin was 26.8%, compared to 28.5% in the same quarter last year. The decrease in gross margin in the second quarter of 2023 was largely attributed to a an increase of shrink and obsolescence expense primarily driven from the restructuring of our distribution facilities, as well as a negative impact resulting from margin pressure on certain products due to vendor price reductions.

Store and other operating expenses in the second quarter of 2023 were $12.3 million, compared to $13.8 million in the prior year, a decrease of 11%.

Selling, general, and administrative expenses in the second quarter of 2023 were $7.5 million, compared to $9.8 million in the prior year, a decrease of 23%.

GAAP pre-tax net loss was $5.6 million for the second quarter of 2023, or a loss of $0.09 per diluted share, compared to $136.7 million in the second quarter of 2022, or a loss of $2.24 per diluted share.

Non-GAAP earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA)(1) was $0.9 million in the second quarter of 2023, compared to a loss of $3.0 million in the same period last year.

Cash and short-term marketable securities as of June 30, 2023 were $70.6 million. Inventory as of June 30, 2023 was $76.7 million, and prepaid inventory and other current assets were $7.9 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities, increased from $35.8 million at December 31, 2022 to $36.7 million at June 30, 2023.

Geographical Footprint

The Company’s operations span approximately 953,000 square feet of retail and warehouse space at 64 existing locations across 19 states.

Fiscal Year 2023 Financial Outlook(2)

Revenue guidance for 2023 is changed to be between $220 million to $225 million.

Adjusted EBITDA(1) guidance is changed to be between a loss of $4 million to $6 million.

Footnotes

(1) Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

(2) Sales and Adjusted EBITDA guidance metrics are inclusive of acquisitions and store openings completed in 2023 and 2022, but do not include any unannounced acquisitions.

Conference Call

The Company will host a conference call today, August 8, 2023, at 4:30PM Eastern Time. To participate in the call, please dial (888) 664-6392 (domestic) or (416) 764-8659 (international). The conference code is 48923290. This call is being webcast and can be accessed on the Investor Relations section of GrowGen's website at: https://ir.growgeneration.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 62 stores across 18 states. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Contacts:

ICR, Inc.
GrowGenIR@icrinc.com

GROWGENERATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except shares and per share amounts)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$29,587	$40,054
Marketable securities	40,986	31,852
Accounts receivable, net of allowance for doubtful accounts of $0.8 million and $0.7 million at June 30, 2023 and December 31, 2022	7,318	8,336
Notes receivable, current, net of allowance for doubtful accounts of $1.7 million and $1.3 million at June 30, 2023 and December 31, 2022	—	1,214
Inventory	76,689	77,091
Prepaid income taxes	477	5,679
Prepaids and other current assets	7,864	6,455
Total current assets	162,921	170,681

Property and equipment, net	30,682	28,669
Operating leases right-of-use assets	42,692	46,433
Intangible assets, net	26,707	30,878
Goodwill	16,808	15,978
Other assets	881	803
TOTAL ASSETS	$280,691	$293,442

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,905	$15,728
Accrued liabilities	2,575	1,535
Payroll and payroll tax liabilities	2,828	4,671
Customer deposits	3,746	4,338
Sales tax payable	1,473	1,341
Current maturities of lease liability	8,152	8,131
Current portion of long-term debt	17	50
Total current liabilities	36,696	35,794
Commitments and contingencies
Operating lease liability, net of current maturities	37,191	40,659
Other long-term liabilities	316	593
Total liabilities	74,203	77,046

Stockholders’ equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 61,229,051 and 61,010,155 shares issued and outstanding as of June 30, 2023 and December 31, 2022	61	61
Additional paid-in capital	371,863	369,938
Retained earnings	(165,436)	(153,603)
Total stockholders’ equity	206,488	216,396
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$280,691	$293,442

GROWGENERATION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

Net sales	$63,925	$71,093	$120,752	$152,860
Cost of sales (exclusive of depreciation and amortization shown below)	46,788	50,866	87,326	110,493
Gross profit	17,137	20,227	33,426	42,367

Operating expenses:
Store operations and other operational expenses	12,269	13,767	25,235	28,299
Selling, general, and administrative	7,503	9,759	14,341	19,368
Bad debt expense	107	888	424	1,602
Depreciation and amortization	3,824	4,783	7,756	9,289
Impairment loss	—	127,831	—	127,831
Total operating expenses	23,703	157,028	47,756	186,389

Income from operations	(6,566)	(136,801)	(14,330)	(144,022)

Other income (expense):
Other expense	1,391	104	2,595	513
Interest income	—	45	—	47
Interest expense	(431)	(10)	(5)	(13)
Total non-operating income (expense), net	960	139	2,590	547

Net income (loss) before taxes	(5,606)	(136,662)	(11,740)	(143,475)

Provision (loss) for income taxes	(93)	283	(93)	1,919

Net income (loss)	$(5,699)	$(136,379)	$(11,833)	$(141,556)

Net income (loss) per share, basic	$(0.09)	$(2.24)	$(0.19)	$(2.33)
Net income (loss) per share, diluted	$(0.09)	$(2.24)	$(0.19)	$(2.33)

Weighted average shares outstanding, basic	61,077	60,756	61,053	60,742
Weighted average shares outstanding, diluted	61,077	60,756	61,053	60,742

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	For the Three Months Ended June 30,
	2023	2022
	(000)	(000)
Net income	$(5,699)	$(136,379)
Income taxes	93	(283)
Interest income	—	(45)
Interest expense	431	10
Depreciation and amortization	3,824	4,783
EBITDA	$(1,351)	$(131,914)
Impairment loss	—	127,831
Share based compensation (option compensation, warrant compensation, stock issued for services)	947	1,106
Restructuring charges	1,220	—
Fixed asset disposal	40	(12)
Adjusted EBITDA	$856	$(2,989)

Adjusted EBITDA per share, basic	$0.01	$(0.05)
Adjusted EBITDA per share, diluted	$0.01	$(0.05)

	For the Six Months Ended June 30,
	2023	2022
	(000)	(000)
Net income	$(11,833)	$(141,556)
Income taxes	93	(1,919)
Interest income	—	(47)
Interest expense	5	13
Depreciation and amortization	7,756	9,289
EBITDA	$(3,979)	$(134,220)
Impairment loss	—	127,831
Share based compensation (option compensation, warrant compensation, stock issued for services)	1,514	2,689
Restructuring charges	1,498	—
Fixed asset disposal	21	(84)
Adjusted EBITDA	$(946)	$(3,784)

Adjusted EBITDA per share, basic	$(0.02)	$(0.06)
Adjusted EBITDA per share, diluted	$(0.02)	$(0.06)